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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                   FORM 8-K


                             CURRENT REPORT

                Filed pursuant to Section 13 or 15(d) of the

                       SECURITIES EXCHANGE ACT OF 1934

           Date reported:                     September 3, 1997


                             FINGERMATRIX, INC.
- --------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)



(State or other jurisdiction    (Commission   (IRS Employer
of incorporation)               File No.)     Identification No.)

   New York                      0-9940        13-2854686



            145 Palisade Street  Dobbs Ferry, New York 10522-1617
                     (Address of Principal Executive Offices)

                             (914) 693-1050
                           (Telephone Number)


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Item 5. Other Events.

                  Temporary Shutdown of Company's Operations.

                  On August 22, 1997, the Company temporarily ceased its operations when it nearly exhausted its working capital. The cessation of operations did not delay shipment of pending orders. The Company resumed operations on August 28, 1997, when it obtained a loan of $200,000, the terms of which are described below. Said loan will enable the Company to continue its operations until about October 15, 1997. Operations therafter are in doubt, unless the Company is able to raise additional debt or equity financing which the Company is currently seeking. The Company makes no representations that it will be able to obtain such financing, in which event it may have to cease operations once again, which could adversely affect willingness of potential customers to place orders with the Company.

                  Loan of $200,000 with 200,000 Warrants to purchase 200,000 shares of Common Stock at $.20 per share.

                  On August 27, 1997, Dr. Michael Kluzinski, a resident of Florida, loaned to the Company $200,000, which loan is repayable on August 26, 1998 with interest at ten percent (10%) per annum compounded quarterly. Said sum of $200,000 shall be repayable earlier if the Company should raise equity financing of $2,000,000 prior to due date of the loan. In consideration for the loan, Dr. Kluzinski was granted warrants ("Warrants") to purchase 200,000 shares of the Company's common stock at an exercise price of $.20 per share for an aggregate purchase price of $40,000. The loan of $200,000 is evidenced by a 10% Subordinated Promissory Note ("Note") and an agreement accompanying the Note (the"Agreement"). The Note, the Agreement and the Warrants do not permit sale, transfer or assignment except in compliance with the Securities Act of 1933, as amended (the"Act"). This loan and the issuance of the Warrants is exempt from registration as being a non-public offering by the Company pursuant to Section 4(2) of the Act.

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September  3, 1997                       Fingermatrix, Inc.

                                                 Thomas T. Harding
                                           By__________________________
                                           Thomas T. Harding, President



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